UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                    SUSPENSION OF DUTY TO FILE REPORTS UNDER
                          SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number      1-13990
                                                                ----------------

                        LANDAMERICA FINANCIAL GROUP, INC.
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             (Exact name of registrant as specified in its charter)

                           101 GATEWAY CENTRE PARKWAY
                  RICHMOND, VIRGINIA 23235-5153 (804) 267-8000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               7% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
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            (Title of each class of securities covered by this Form)

                           COMMON STOCK, NO PAR VALUE
                         PREFERRED STOCK PURCHASE RIGHTS
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]         Rule 12h-3(b)(1)(i)       [ ]
         Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [X]

         Approximate number of holders of record as of the certification or notice date: None

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, LandAmerica Financial Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            LANDAMERICA FINANCIAL GROUP, INC.



Date:  March 28, 2002                       By:   /s/ Russell W. Jordan, III
                                                --------------------------------
                                                  Russell W. Jordan, III
                                                  Executive Vice President,
                                                  General Counsel and Secretary